As filed with the Securities and Exchange Commission on September 18, 1998



	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	POST-EFFECTIVE AMENDMENT NO. 1 TO

	REGISTRATION STATEMENT
ON FORM S-8, File No. 333-50389
	Under

	The Securities Act of 1933

LIFEPOINT, INC.
(Exact Name of Registrant as Specified in Its Charter)


    Delaware                     			    33-0539168
(State or Other Jurisdiction of				    (I.R.S. Employer
Incorporation or Organization)			      Identification No.)

10400 Trademark Street, Rancho Cucamonga, California      91730

(Address of Principal Executive Offices)                (Zip Code)


LifePoint, Inc. 1997 Stock Option Plan
(Full Title of the Plan)


      Ms. Linda H. Masterson
						LifePoint, Inc.
						10400 Trademark Street
      Rancho Cucamonga, CA 91730
      (909) 466-8047
(Name, Address and Telephone Number of Agent for Service)


Copy to:
Robert W. Berend, Esq.
Wachtel & Masyr, LLP
110 East 59th Street
New York, NY 10022
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     Effective as of September 10, 1998, LifePoint, Inc. (the "Company or
the "Registrant") and Michael M. Markow (the "Consultant") mutually agreed to terminate the Financial Consulting Agreement dated as of January 19, 1998 (the "Consulting Agreement") between the Company and the Consultant, which constitutes the Plan for this Registration Statement. Pursuant to its undertaking given in the Registration Statement, the Company hereby deregisters under the Securities Act of 1933, as amended (the "Securities Act"), (1) 145,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), registered under the Securities Act in this Registration Statement, which shares are being canceled as a result of termination of of the Consulting Agreement, and (2) 300,000 shares of the Common Stock issuable upon exercise of Options registered under the Securities Act in this Registration Statement and the reserve for which is being canceled by the Company as a result of cancellation of the Options due to the termination of the Consulting Agreement. The remaining 155,000 shares of the Common Stock registered under the Securities
Act in this Registration Statement have been sold by the Company to the Consultant and, accordingly, such 155,000 shares are NOT being deregistered.


SIGNATURES
     Pursuant to Rule 478 (a)(4) under the Securities Act, this Post-Effective Amendment No.1 to the Registration Statement has been duly signed on behalf of the Registrant by the undersigned Agent for Service in the City of Rancho Cucamonga, State of California, on September 18, 1998.



                                    LIFEPOINT, INC.
                                    (Registrant)

                                    By:     /s/  Linda H. Masterson
                                            Linda H. Masterson
                                            Agent for Service